ScanSource, Inc.
Schedule of Subsidiaries

Name of Subsidiary	State/Country of Incorporation
4100 Quest, LLC	South Carolina
ScanSource Properties, LLC	South Carolina
Logue Court Properties, LLC	South Carolina
8650 Commerce Drive, LLC	Mississippi
Partner Services, Inc.	South Carolina
ScanSource Security Distribution, Inc.	South Carolina
ScanSource Communications, Inc.	South Carolina
ScanSourceGov, Inc.	South Carolina
ScanSource Canada, Inc.	Canada
Intelisys, Inc.	South Carolina
ScanSource Payments, Inc.	South Carolina
POS Portal, Inc.	California
ScanSource de Mexico S, de R.L. de C.V.	Mexico
Outsourcing Unlimited, Inc.	Georgia
ScanSource Latin America, Inc.	Florida
ScanSource France SARL	France
ScanSource Europe Limited	United Kingdom
ScanSource UK Limited	United Kingdom
ScanSource Limited	United Kingdom
ScanSource Europe SPRL	Belgium[1]
ScanSource Germany GmbH	Germany
ScanSource Communications Limited	United Kingdom
ScanSource Europe CV	Amsterdam/NL
ScanSource Europe BV	Amsterdam/NL
ScanSource Communications GmbH	Germany
ScanSource Brasil Distribuidora de Tecnologias Ltda.	Brazil
ScanSource Video Communications Limited	United Kingdom
ScanSource Video Communications Europe Limited	United Kingdom
Video Corporation Limited	United Kingdom
ScanSource Video Communications SARL	France
Network 1 International Colombia S.A.S	Colombia
Importadora y Comercializadora Network 1 International (Chile) Limitada	Chile
Network 1 International Peru SAC	Peru
Intersmart S. de R.L. de C.V.	Mexico
Intersmart Technologies LLC	Florida

[1]	ScanSource Europe SPRL has branch offices that operate under the names ScanSource Europe Italia, ScanSource Netherlands and ScanSource Poland.